Exhibit 99.1

Annual Meeting of Shareholders

Chicago, Illinois

May 3, 2006

Host:

Richard C. Vie, Chairman and CEO

Meeting Secretary:

Scott Renwick, General Counsel and Secretary

Mr. Vie:

We will now commence the informal session. And now I would like to introduce Don Southwell, Unitrin’s president and chief operating officer, who will review the company’s operations with you.

Mr. Donald G. Southwell (President and Chief Operating Officer):

Thank you Dick. And good morning everyone. Thanks for coming. Our focus on producing long-term profitable growth and the various strategic plans that we pursue to maximize shareholder values is producing the solid results that we have enjoyed the past several years. Today I will touch on some of these strategies and hopefully give you more insight into Unitrin. Eric Draut, our CFO, will follow me to discuss investment results and our capital management strategies with you.

Slide 2 (Statements)

Before we get going, I have to point out that comments made during today’s presentations may contain projections or forward-looking statements that reflect management’s current views with respect to future events and financial performance. No assurances can be given that these events or performances will occur as expected, and actual results may differ materially from those currently anticipated or projected based on a number of important factors and risks, which are more specifically identified in the Company’s most recent financial reports filed with the SEC. Also, please note we will be using several financial measures that are not recognized by generally accepted accounting principles, or “GAAP”. This presentation, including the disclosures on this slide and a discussion of the non-GAAP financial measures, is contained in an 8-K report we filed with the SEC and is posted under “Events” on the Investors portion of our website at Unitrin.com.

Slide 3 (2005 – A Year of Challenges)

Although 2005 was a great year for your company it was not without challenges! With the one-two-three punch of Hurricanes Katrina, Rita and Wilma, 2005 turned out to be the worst catastrophe year for this nation in recorded history. This has produced a strain on many property and casualty insurance companies and on the industry in total.

These catastrophe losses have also produced new challenges for the industry whose accepted practices, such as flood exclusions on homeowners policies, have been questioned by legislators, the media and trial attorneys. And the cost of property catastrophe reinsurance, which is the protection that insurance companies purchase to cover large spikes in catastrophe insurance losses, has dramatically increased and has necessitated some changes in the marketing of our products in coastal areas.

The personal lines property and casualty competitive landscape has also become increasingly competitive following significant premium rate increases in 2001 through 2003 in most states. And even though I believe that the cost of the catastrophes will firm up prices for property coverages, competition continues to be a significant factor for our auto insurance products, with rates declining in some states.

Meanwhile, investment yields continue to be low, with quality investment choices becoming more difficult to come by due to all of the capital that is chasing investment opportunities through out the world.

Slide 4 (2005 – And ….A Year of Successes)

But even with the hurricanes, increased competition, and low interest rates, Unitrin was able to achieve all-time record operating revenues and net income from operations in 2005.

These achievements have resulted from the successful implementation of key strategic initiatives in recent years that have focused on, among other things, increasing our revenues and lowering expense ratios.

Included in these achievements has been the successful consolidation of our former Multi Lines’ personal lines business into our Unitrin Kemper Auto and Home operation. Although more work needs to be done, we are very pleased with the progress to date.

We also believe that we did a good job in managing our catastrophic risk. Based on our most recent estimate, the hurricanes in 2005 produced total gross losses of $192 million but, through the targeted purchase of reinsurance, our net loss to Unitrin was reduced by $112 million to $80 million.

In 2005, we also launched the newly-reorganized Unitrin Business Insurance unit, which targets commercial property and casualty risks. Group Executive Jim Schulte and President Jack Lubner have done an excellent job in re-engineering that operation.

Slide 5 (Financial Highlights)

Although we achieved record high operating revenues, total revenues did not increase much partly due to $22 million of lower realized investment gains in 2005 as compared to 2004. But modest premium revenue growth is not necessarily a bad thing when rates start to soften. We strongly encourage our property and casualty companies to focus on the bottom line and not get caught up in trying to have the lowest prices on the street in an increasingly competitive environment.

Net income increased 6.7% to $256 million, which equated to net income per share of $3.70 - a 5.4% increase. Profitability is key for us and we are pleased with the progress we have made in the past several years.

We are also very pleased with the level of cash provided from operations, which allows us to significantly add to our investments.

Our balance sheet is strong, with $2.2 billion in equity, and continues to strengthen with book value per share increasing by 6.3% even after paying $117 million in dividends and repurchasing $49 million of Unitrin common stock.

Slide 6 (Operating Earnings per Share)

The trend of operating earnings per share has really demonstrated the successes we have achieved from implementing our strategies in recent years. This key financial measure has grown at a compound annual growth rate of 42.6% over the past several years. By way of definition, the ratio excludes net realized investment gains or losses and the equity in net income or losses of Investees,

Slide 7 (Return on Equity)

Likewise, although showing a slight drop in 2005, our return on equity has significantly exceeded our cost of capital and has also exceeded our targets over the past several years. While these results are good, we continue to go to work every day to improve our results. We will continue to focus on niche markets which allow us to leverage our core capabilities. We believe the results of this approach will mean increased earnings, higher returns on equity and value creation for our shareholders over time.

Slide 8 (First Quarter Financial Results)

Total revenues for the first quarter of 2006 were up 1.7%, and this was largely due to a $6 million increase at Fireside Bank and a $6 million increase of net realized investment gains. The insurance companies’ revenues were largely flat to down for the quarter.

Net income was down slightly as compared to the first quarter of 2005. We are pleased that most segments reported increased profitability. The two that did not were Unitrin Direct and Unitrin Business Insurance. Unitrin Direct experienced a $2.2 million drop in net income due to higher claims and marketing expense than last year. Marketing expense increased as a result of higher spending on television and web advertising. UBI’s bottom line declined by $7.3 million, much of which was from the planned cost of restructuring the company which I will discuss in more detail in a later slide. In addition, UBI also incurred higher claims due primarily to an abnormal number of large fire losses.

Net income per share declined by 3%, which closely tracked the decline in net income.

Slide 9 (Total Shareholder Returns)

Unitrin was created in 1990 through a spin-off from its former parent company, Teledyne. Since then the total return to an original shareholder, assuming the reinvestment of dividends into Unitrin stock, would have been 479%. This compares favorably to the S&P 500 return over this same time period of 434%. On an annual basis the average annual return has been 11.7% since 1990. These returns include total cash dividends through this period of $1.4 billion and the 2001 distribution of Curtiss-Wright shares which was valued at $2.91 per Unitrin share, or $196 million. In addition, we have repurchased $1.5 billion of Unitrin common stock since 1990.

Slide 10 (Unitrin’s Strengths)

We have always believed that one of Unitrin’s strengths is its diversified business model. Having different businesses each with different products and markets helps to ameliorate problems that may impact a particular industry or company. For example, low interest rates help Fireside Bank’s profitability, thereby helping to offset the negative impact of lower investment returns on insurers. Likewise, the slower growth, high cash flow producing life insurance business complements nicely the faster growing property casualty operations.

Your company also has a strong, well-capitalized balance sheet and excellent liquidity at the parent company level. This allows us to meet our shareholder dividend and debt service obligations and gives us the flexibility to take advantage of future acquisition opportunities that may give us further critical mass in our underlying businesses.

We have also spent millions of dollars in recent years to position our companies to be competitive in terms of ease of doing business with our agents, sophisticated customer multivariate tiering and segmentation, paper-less policy administration and claim processing, and data warehousing, to name a few. Those companies that are unable or unwilling to make these investments will be left behind in our highly competitive industry. Although much still needs to be done, we believe that we are well ahead of many of our competitors.

Another strength of Unitrin that some of our competitors wish they had, is our relatively minor exposure to asbestos or environmental claims. According to industry rating agency AM Best and Company, the property and casualty insurance industry is still billions of dollars away from “closing the chapter on these issues.” As a result, some companies will continue to have capitalization and earnings drag from asbestos and environmental losses, putting further pressure on their earnings and ratings.

Slide 11 (Balanced Business Portfolio)

Unitrin is comprised of various businesses, each of which has its own management, operations, marketing niche and sales force. Unitrin Kemper Auto and Home is the largest business at $994 million of revenue, or nearly a third of the total. Closely following is our life and health insurance segment at $831 million, or 27% of the total. Unitrin Specialty is next largest at $474 million, followed by Unitrin Direct at $230 million, Fireside Bank at $221 million and Unitrin Business Insurance at $219 million.

Slide 12 (All Businesses Contributed to Success)

We are very pleased to report that all of Unitrin’s businesses contributed to Unitrin’s success in 2005. And two of our businesses, Unitrin Kemper Auto and Home and Fireside Bank, both set new individual records for profitability. The people who run the Unitrin businesses and their key people are rewarded when their companies achieve desired revenue growth and profitability targets. They are focused on taking those actions that will help their businesses grow and thrive. Their efforts are what builds enterprise value.

Slide 13 (Property & Casualty Insurance)

Where we think it makes sense, we have incorporated the Unitrin name into the various brands as shown. On this slide we have also separated the two businesses that comprise the life and health insurance segment, which are the Career Agency Companies and Reserve National. Of the seven businesses, the four that comprise our Property and Casualty Insurance Group are outlined in red on this slide. They are Unitrin Kemper Auto and Home, Unitrin Specialty, Unitrin Direct and Unitrin Business Insurance.

Slide 14 (Property & Casualty Operations at a Glance)

Our property and casualty insurance operations are significant in size. According to A.M. Best, we ranked 40th in the U.S. out of 965 total groups based upon 2004 net written premiums. A.M. Best is an insurance industry rating agency whose ratings are very important for both independent agents and their customers to assess the financial stability of insurers. Our rating is A, which means “excellent”. Only 53% of the property casualty insurance companies that A.M. Best rates had an A or higher rating.

Our 98.1 overall combined ratio in 2005 was negatively impacted by the restructuring activities at Unitrin Business Insurance, which had a 106 combined ratio, and the start-up nature of Unitrin Direct, which had a 103% combined ratio. Unitrin Kemper Auto and Home, with a 96.8% combined ratio, and Unitrin Specialty, with a 95% combined ratio, both posted solid results.

Although premium growth has slowed in recent years, our total premium revenues have grown at a 13.3% compound annual growth rate since 2002. This is largely due to the 2002 acquisition of Kemper’s personal lines business. During this time the proportion of business representing personal lines has increased from 73% to 84%.

Slide 15 (Unitrin Kemper Auto and Home)

Now I would like to touch on each of our businesses to give you a little insight into each one. Our Unitrin Kemper unit - headed-up by Jim Schulte - is a consolidation of the Kemper business acquired in 2002 and the personal lines operations of our former Multi Lines Insurance operation. It is based in Jacksonville, Florida with 1,200 employees nationwide. The company relies on selling preferred and standard risk personal lines products through a large base of longstanding and loyal agents. The featured product is “Package Plus”, a combination auto/homeowners policy which accounts for nearly 40% of all premium.

Unitrin Kemper is focused on a variety of projects including the integration of the MLI personal lines business into its operation, enhancing their point-of-sale and service technology with the goal of improving the agents’ ease of doing business, and rolling out a 48-tier auto product with new scorecard characteristics. This product was launched in 16 states last year, with all other eligible states slated for 2006.

The 48-tier auto product will create finer segmentation for the universe of risk. For example, a decade ago a single rate of, say $800, may have been quoted to a variety of customers with different rating variables. Today, each type of customer could be offered unique rates based upon their different characteristics. Therefore, companies using greater segmentation in their pricing are better able to match premium rates to insured risks. This means that better risks pay less in premiums, with one of the results being a movement of business from companies that do not price customers as efficiently. Profitable premium growth should follow from this strategy.

Slide 16 (Unitrin Specialty)

John Mullen leads our Unitrin Specialty operation, which is headquartered in Dallas. They are introducing their WebRater point-of-sale product, which will reduce up-rate activity on new policies by providing a more accurate initial quote, which in turn should reduce mid-term cancellations.

Unitrin Specialty’s premiums have declined in recent years primarily due to increased price competition in the personal auto lines and to a much lesser extent, the decision to run-off their small book of motorcycle business. Its commercial auto book, however, has shown significant increased premium revenues in recent years.

Included in the various strategies that John is pursuing to increase revenue, is expanding Specialty’s geographic footprint by entering several new states in 2006.

Slide 17 (Unitrin Direct)

Scott Carter heads up Unitrin Direct, which began operations in 2001 as a start-up auto insurer. With the exception of the premiums added from the 2002 acquisition of Kemper Direct, the $230 million of last year’s premium revenues have grown from zero when the business was launched five years ago. Although we remain committed to the independent agency system of marketing insurance, we believe that a significant portion of the population prefers to purchase auto insurance directly through call centers or the Internet. The growth that we have experienced since 2001 has validated our beliefs in this regard. Scott is also growing the business by expanding his companies’ geographic footprint by entering new states in 2006. By the end of 2006, he plans on having a market reach of 75% of the U.S. population.

Slide 18 (Unitrin Business Insurance)

Jack Lubner has recently been promoted to head up Unitrin Business Insurance which is our stand-alone commercial lines operation created from our former Multi Lines Insurance unit. But Jack is no stranger to UBI. He started with the organization in 1992 and has an excellent knowledge of the company.

This company has been completely re-tooled with new marketing and underwriting strategies, as well as new policy administration and claims systems. We found that we were behind the curve as compared to leading commercial writers and we needed to make the investments necessary to allow this company to be competitive. Results to date have been quite favorable and the high expense ratio is expected to decline over time as the restructuring becomes complete and the business grows.

The book of business was also completely re-underwritten and, although this had a negative impact on the top line, it has had a very positive impact on loss ratios.

Slide 19 (Life & Health Insurance)

Our life and health insurance segment is comprised of the Career Agency Companies - lead by Don Royster and headquartered in the St. Louis area - and Reserve National, which is headed up by Joe Cole and headquartered in Oklahoma City.

Slide 20 (Life & Health Insurance at a Glance)

With respect to size, our life and health insurance operations are in the top quartile. One of the real strengths of these operations is that we control distribution - the products are marketed through either captive or exclusive-independent agents. The target market includes middle- to lower-income segments of the population that seek basic protection, whether it be final expense life insurance, limited benefit health or accident insurance, or basic low-value dwelling or contents fire insurance. Although slow growing, these businesses generate strong cash flow and operating profits.

Slide 21 (Unitrin Life & Health Insurance)

Don Royster has revamped his companies’ life insurance portfolio which was rolled out to the field in 2005. Although the policy provisions did not change much, the new premium rates will provide a better return to the company. Don and his staff have also done a remarkable job in recent years to lower their expense ratios. Their recent efforts include the final stages of combining what were three separate home offices into a single facility located in the St. Louis area. This process is nearly complete, with the final steps scheduled for this year. By doing this they have been able to reduce headcount and expense ratios.

Joe Cole at Reserve National has also made significant changes in the past year which include product revisions and procedural changes. We believe that these changes will promote profitable premium growth by expanding their target market and, in particular, the procedural changes will have the effect of encouraging regional managers to hire additional field agents, thereby expanding the number of points of sale.

Slide 22 (Consumer Finance)

Our consumer finance segment is comprised of Fireside Bank, which has been in business since 1950. Fred Reichelt has headed up this company since 1992.

Slide 23 (Fireside Bank at a Glance)

Fireside Bank is a niche finance company that specializes in non-prime auto loans. Operations have been expanded in recent years so that now they are buying auto dealer paper in 12 states with the largest state being their home state of California where they also obtain the bulk of their financing through customer thrift deposits.

Slide 24 (Fireside Bank)

This Company has had a solid track record of growing both the top line and bottom line in recent years. Although Fred and his staff could grow this company at a much faster rate, they have been very prudent in going into new geographic markets by transferring field management that knows how Fireside underwrites the business and services its auto dealer customers. By following this strategy, Fireside has achieved eight years of uninterrupted growth in its top and bottom line and its $31 million of 2005 net income was a record year for them.

Slide 25 (2006 Priorities)

I would like to shift gears here and address a few of our 2006 priorities, each of which I will cover in more detail later on. Given the terrible catastrophe year this country experienced last year, the reduction of our catastrophe exposure is at the top of the list. We also want to grow our top line, but we want to do it profitably. And lastly, we are continually looking for ways to reduce our expense ratios.

Slide 26 (2005 – Year of the Hurricane)

2005 was truly the year of the hurricane with 14 hurricanes, including three category 5 hurricanes. Given the tremendous amount of property damage and population dislocation, we think we came through with flying colors, both in terms of providing excellent claim service to our policyholders and minimizing the cost to Unitrin through the strategic purchase of reinsurance.

Slide 27 (Reinsurance Significantly Reduced Hurricane Net Losses)

Catastrophe reinsurance is what insurance companies purchase to limit their losses in any one year. Through careful modeling of our property exposures, we structured the reinsurance program in such a way to give us maximum protection at reasonable cost. This slide shows that while our gross hurricane losses in 2005 were $192 million, our net costs after deducting reinsurance recoveries net of reinstatement premiums were $80 million, which was quite an increase from the $21 million of net hurricane losses we had in 2004. So, even though our net losses were significant, they were greatly reduced as a result of our reinsurance program.

Slide 28 (Catastrophe Management Objectives)

We have adopted a multi-front strategy to lower future losses from hurricanes. The first step is to increase the limits of our reinsurance policies, which I will cover in more detail in the next slide.

Secondly, certain Unitrin companies have or are in the process of reducing coastal exposures either by ceasing or limiting the production of certain coverages in these coastal areas. As an example, our Career Agency fire insurance companies have ceased writing new dwelling policies in all coastal areas.

Thirdly, rate increases are being filed to match premium rates with risk expectations. We will also modify policy terms, such as increasing deductibles and insured values where appropriate.

We think this strategy will help us lower, to the extent possible, the adverse impact from future catastrophic loss.

Slide 29 (Property Catastrophe Reinsurance Programs)

We currently structure our reinsurance protection into three separate programs. Unitrin Kemper Auto and Home, with its large homeowners book of business, has the highest limit at $160 million of coverage per storm in excess of a retention or deductible of $20 million. This program is up for renewal on July 1st and we will, in all likelihood, substantially increase the limit, market conditions permitting. The Career Agency Companies program renewed this past January 1st and we increased the coverage from $52 million to $90 million. To be cost effective, we also increased the retention from $8 million to $10 million.

The third program covers companies that do not have as much coastal exposure and as a result we did not make any changes to this program which also renewed this past January.

Slide 30 (Profitable Growth)

As I said before, we want to grow our top line but we want to do it profitably. To that end we have a number of initiatives in place to achieve our goals.

Expanding our geographic footprint can be a very effective way to grow our business. Our companies are all regional or multi-regional in nature and four of our companies have plans to expand their expertise to certain states that have reasonable business and regulatory climates.

We also need to make sure that our companies have systems and procedures in place to cause agents to want to do business with us. We have invested millions in this area in recent years. We believe that this is a necessary expense in order to attract and retain agents.

Another strategy we have is to open up the Unitrin Kemper agents to the commercial products that are sold by Unitrin Business Insurance. We believe that this cross-selling strategy has good promise to expand UBI’s top line.

Slide 31 (Manage Expenses)

We have a number of initiatives in place to reduce expense ratios. Several of the larger efforts include the 2005 transfer of the old MLI personal lines book to Unitrin Kemper, the consolidation of Career Agency home office operations, and the re-engineering of UBI’s internal operations. These initiatives, some of which are still in process, along with other strategies, have reduced expense ratios primarily from staff reductions of nearly 600 employees over the past several years. Although we have made significant progress in this area, we believe that there is considerable room for additional expense ratio improvement.

Slide 32 (Investment and Capital Management Highlights)

To summarize, we like the businesses that we are in and our management is doing a good job in implementing their strategic objectives. We will also take advantage of any opportunities that arise and if we continue to execute our game plan then we are in an excellent position to continue our quest to build shareholder value.

I’d now like to turn the floor over to our Chief Financial Officer, Eric Draut, who will cover our investment and capital management philosophies.

Slide 33 (Invested Assets and Net Investment Income)

Thanks Don and good morning. Invested Assets have grown at a compound rate of 7.6% over the last three years due to the Kemper Auto and Home acquisition and our strong operating cash flow. Invested assets on this slide include marking our investment in our Investee Intermec to market which added $347 million to invested assets at the end of 2005. Net investment income has increased due to higher invested assets and slightly higher investment yields.

Slide 34 (Investment Portfolio Overview)

We are total return investors balancing our concentrated equity holdings in Northrop Grumman and Intermec and our other equity and real estate holdings with a conservative “Core” fixed Income portfolio.

Slide 35 (Fixed Income and Short-Term Ratings and Duration)

This slide shows our fixed income portfolio broken down by rating and duration. Nearly all of our fixed maturities are rated BBB or higher, with the average rating at AA+. The average duration of this portfolio is 6.2 years. Almost 20% of our portfolio has a duration of less than one year. The flat yield curve provides little reward for investing longer term.

Slide 36 (Corporate Investments)

The Company considers the management of certain investments, including Northrop common and preferred stock, Baker Hughes common stock and Intermec common stock, as corporate investments. We do not allocate the return on these investments to our operating segments. The market value of our Corporate Investments increased by $162 million during the year. We sold a portion of our Northrop and Baker Hughes holdings taking advantage of increasing prices for both of those securities.

Slide 37 (Capital Structure)

Here is a quick snap shot of our Capital Structure. We have $504 million in total debt with about $300 million due in 2007. We filed a $300 million dollar shelf registration statement last year that we plan to use to refinance our 2007 maturity.

We also entered into a new five year $325 million revolving credit facility last year. Other than a small letter of credit written against that facility the entire $325 million was available at the end of March.

Debt as a percentage of total capitalization was a conservative 18.7% at the end of March – that ratio drops below 18% if our investment in Intermec is marked to market.

Slide 38 (Capital Management)

Your company has what we view as significant liquidity and ready access to capital markets.

We continue to return capital to shareholders through common stock repurchases and shareholder dividends.

In 2005 we repurchased a little over one million shares of Unitrin common stock at a cost of $49 million. In the first quarter of 2006 we increased our quarterly dividend by 3.5% to $0.44 cents per share. This represents about a 3.7% yield on Unitrin common stock.

This concludes my prepared remarks and now I would like to turn the meeting back over to Dick Vie.

Slide 39 (Unitrin Building Night Scene)

Mr. Richard C. Vie (Chairman of the Board and Chief Executive Officer):

Thanks Eric. That concludes the informal part of our meeting and now I would like to open this up to any questions that you might have.